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Exhibit 10.33

MASTER AGREEMENT

RELATING TO:
CONTRACT SERVICES FOR BACTERIOPHAGE PRODUCT

BETWEEN

Phage Therapeutics International Inc.
19211-64th Place NE
Kenmore, WA
98028-3380 USA

and

INTELLIgene Expressions, Inc.
Edmonton Research Park
1938 - 94 Street
Edmonton, Alberta
T6N 1J3
Canada

MASTER AGREEMENT
Contract Services for Bacteriophage Product
CONTENTS

1.	Definitions of General Terms
2.	Work Orders
3.	Conduct of Project Services
4.	Supply of Material and Process Information by PTXX
5.	Representation and Warranties
6.	Indemnification
7.	Compensation
8.	No Warranty of Merchantability or Fitness
9.	Shipment of Samples or Product
10.	Confidentiality
11.	New Intellectual Property
12.	Publicity
13.	Liability
14.	Term and Termination
15.	Force Majeure
16.	Independent Contractors
17.	Ownership of Assets and Equipment
18.	Dispute Resolution
19.	Waiver
20.	Entirety
21.	Notices
Appendix A: Format of Standard Work Order

AGREEMENT

THIS MASTER AGREEMENT ("Agreement") is made effective as of Monday September 11, 2000 ("Effective Date") by and between INTELLIgene Expressions Inc. ("INTELLIgene"), a corporation incorporated under the laws of the province of Alberta, with principal offices at Edmonton Research Park, 1938 - 94 Street, Edmonton, Alberta, Canada T6N 1 J3 and Phage Therapeutics International Inc. ("PTXX"), a corporation incorporated under the laws of the State of Florida, USA with offices at 19211-64th Place NE, Kenmore, WA 98028-3380 USA.

WHEREAS, PTXX and INTELLIgene are desirous of establishing development, scale-up, and GMP manufacturing activities relating to PTXX's bacteriophage product (a.k.a. "Active Pharmaceutical Ingredient"; "API").

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, PTXX and INTELLIgene hereby agree as follows:

1.  Definitions of General Terms

  In this Agreement, including this Article, the following defined terms have the meanings indicated:

  1.1
  Intellectual Property means all information, data, design processes, ideas, concepts, processes, trade secrets, know-how, discoveries, experimental methods, results, scientific plans and inventions whether the aforesaid are subject of a patent, copyright, industrial design, trade mark or other form of protection or not.

  1.2
  PTXX Confidential Information shall mean all PTXX and its affiliates' technical and other information relating to the Project Services as defined in Section 1.5 that is supplied or given by PTXX to INTELLIgene pursuant to this Agreement, whether patented or unpatented, and including without limitation: trade secrets, know-how, processes, concepts, ideas, experimental methods, results and business and scientific plans.

  1.3
  PTXX Materials means all cell lines, biological agents, reagents, and products, supplied by PTXX or its affiliates or third parties authorized by PTXX, to INTELLIgene for the conduct of Project Services, as well as all materials and products derived by INTELLIgene from the aforesaid. PTXX Material shall include, but is not limited to, the strains of organism(s) producing the API, purified API reference standards, and any materials derived therefrom.

  1.4
  Product shall mean any one or all purified API produced by the organism strain(s) and any materials derived therefrom.

  1.5
  Project Services means the scope of activities as described in a Work Order.

2.  Work Orders

  2.1
  This Agreement shall consist of the main body of this document and all Work Orders which are issued pursuant to this Agreement.

  2.2
  From time to time, the parties may agree to issue a Work Order authorizing INTELLIgene to conduct Project Services in accordance with the terms of this Agreement and the Work Order.

  2.3
  Each Work Order shall set forth:
  (i)
  the scope of Project Services to be carried out

  (ii)
  a work schedule for carrying out the Project Services

  (iii)
  reporting requirements for the Project Services

  (iv)
  compensation for the project; and

  (v)
  other relevant terms

  2.4
  A Work Order shall only become operative in accordance with the terms of this Agreement when it has been signed by both parties. A Work Order shall expire on the earlier of:
  (i)
  the date set out in Part 3, Paragraph (c) of the Work Order

  (ii)
  the termination of this Agreement

3.  Conduct of Project Services

  3.1
  INTELLIgene shall carry out the Project Services as set forth in a Work Order in accordance with the terms, conditions and provisions hereof.

  3.2
  Subject to the following, the Project Services may be carried out at facilities owned or leased by INTELLIgene. If Project Services are not carried out at INTELLIgene's premises, PTXX reserves its right to approve or not to approve of the site. Upon request of PTXX, INTELLIgene shall provide PTXX with all information reasonably requested by PTXX in regard to the above sites and potential subcontractors/partners of INTELLIgene. PTXX shall at any time be entitled to visit, inspect and audit INTELLIgene and all sites and entities where Project Services are carried out and all documentation and records relating to the Project Services concerning compliance with the terms and conditions of this Agreement and the Work Orders as well as compliance with GMP and GLP (where applicable and if specified in a Work Order) provided PTXX notifies INTELLIgene of such visits at least 5 working days in advance.

  3.3
  The time period relating to the performance of INTELLIgene's obligations may be extended by any period during which INTELLIgene is unable to perform such obligations only by reason of circumstances beyond the reasonable control of INTELLIgene. In no event will INTELLIgene be liable to PTXX for any indirect, consequential or special loss or damages, except in cases where INTELLIgene has been engaged in willful misconduct.

  3.4
  PTXX may have one full-time authorized representative (at any given time) at the site where Project Services are to be performed in order to contribute to the success of the Project. INTELLIgene will be responsible for project management, facility and equipment maintenance and supervision of its personnel. The representatives of PTXX may work in collaboration with INTELLIgene personnel and interaction at the scientific and technical level is encouraged in order to contribute to the success of the project. However, PTXX personnel must comply with all applicable Federal and Provincial Health and Safety Acts and Regulations, and all relevant policies and procedures imposed by INTELLIgene, its agents and subcontractors. In accordance with the Federal and Provincial Health and Safety Acts and Regulations, PTXX representatives must be certified to be WHMIS trained or have equivalent laboratory safety training. This and any other training costs of the PTXX Representatives shall be borne by PTXX, provided, however, that having the PTXX representatives at the site where the Project Services are performed is not considered as a training and therefore no costs, compensation or payments have to be made by PTXX to INTELLIgene in this respect. Also, the PTXX on-site representatives will be required to abide by the Mutual Non-Disclosure Agreement as well as respect the restricted and general access areas at the facilities of INTELLIgene.

4.  Supply of Material and Process Information by PTXX

  4.1
  PTXX shall supply or make arrangements to supply INTELLIgene with PTXX Material, including relevant PTXX Confidential Information in order to permit INTELLIgene to execute the Project Services.

  4.2
  To the extent available at PTXX and necessary for INTELLIgene to execute the Project Services, PTXX shall also furnish detailed descriptions of the existing process with respect to production of API, purification of the API, in-process API analysis including all modifications made to the process and all associated process data. PTXX shall also specify any safe handling procedures or precautions associated with the PTXX Organism strains and API.

5.  Representation and Warranties

  PTXX hereby represents and warrants the following to INTELLIgene:

  5.1
  PTXX is, to the best of its knowledge as of the Effective Date, free to supply the strains of PTXX Organism that are the source of the API, purified API reference standards, API reagents and PTXX Confidential Information to INTELLIgene.

  5.2
  The use by INTELLIgene of the strains of PTXX Organism that are the source of API and the PTXX Confidential Information pursuant to this Agreement will not result in the infringement of intellectual property rights vested in any third party.

  5.3
  PTXX has full corporate authority to enter into this Agreement and this Agreement is binding upon PTXX in accordance with its terms.

  INTELLIgene hereby represents and warrants the following to PTXX:

  5.4
  As applicable, INTELLIgene shall, at its own cost and at all times, comply with applicable Federal and Provincial Law, Regulation and Bylaw orders such as, but not limited to the Alberta Occupational Health and Safety Act and the Canadian Environment Protection Act and INTELLIgene shall conduct the Project Services according to GLP and GMP if it is specifically defined in a Work Order.

  5.5
  INTELLIgene has the full corporate authority to enter into this Agreement and this Agreement is binding upon INTELLIgene in accordance with its terms.

  5.6
  The use of the methods and processes developed by INTELLIgene in carrying out the Project Services will not result in the infringement of intellectual property rights vested in any third party.

6.  Indemnification

  During the term of this Agreement and thereafter each Party shall indemnify, defend and hold harmless (the "Indemnification Rights") the other party and its affiliates and their officers, employees, agents and contractors from and against all losses, damages, costs and expenses (including, without limitation reasonable attorney's fees), including injury to persons or damage to property, resulting from any breach of the representations and warranties made by it under Article 5 hereof.

7.  Compensation

  7.1
  In consideration of INTELLIgene performing and carrying out the Project Services as set out in each Work Order, PTXX shall pay to INTELLIgene compensation in United States funds, as set out in each Work Order. Such compensation shall be paid in accordance with Part 5 of the Work Order.

  7.2
  In case the parties should agree that INTELLIgene will provide additional services beyond the scope of the Work Order, such additional services, the time for performance, the consideration therefore and other relevant details shall be set forth in an amendment to the Work Order, which must be approved by PTXX in writing.

  7.3
  Unless otherwise specified at the time of presentation, invoices presented by INTELLIgene are payable within ten (10) days of receipt by PTXX.

  7.4
  In the event that PTXX fails to pay, when the same is due and payable to INTELLIgene, such unpaid amount shall bear interest after 10 days from the date of receipt by PTXX to the date of payment at a rate per month equal to 1% with interest on overdue interest at the same rate.

8.  No Warranty of Merchantability or Fitness

  INTELLIgene warrants that any goods or products which are to be delivered by INTELLIgene to PTXX pursuant to the terms of this Agreement shall be in compliance with the specifications (if any) pursuant to flee Work Orders. Except the aforesaid, INTELLIgene does not warrant any additional quality, state, merchantability or fitness for any purpose of any goods and products to be delivered pursuant to this Agreement. Project Services will only be conducted under GMP and/or GLP compliance if it is specifically defined in the Work Order.

9.  Shipment of Samples or Product

  If INTELLIgene is required to deliver any goods and products to PTXX (or its designate) pursuant to this Agreement, all costs of delivery shall be borne by PTXX. PTXX shall be entitled to designate the method of delivery and the destination of goods. PTXX will however be fully responsible for any costs, damages or deterioration of the goods or products from the time they are delivered to the carrier by INTELLIgene for delivery to PTXX or its designate.

10.  Confidentiality

  10.1
  All PTXX Confidential Information and all PTXX Material including information relating thereto as well as all New Intellectual Property (hereinafter collectively referred to as "INFORMATION") shall be treated by INTELLIgene as strictly confidential, shall not be disclosed by INTELLIgene to any third party and shall be used by INTELLIgene for no other purpose than for conducting the Project Services. However, the aforesaid obligations of INTELLIgene shall not apply to such INFORMATION, which
  (i)
  prior to the effective date of this agreement was in the public domain; or

  (ii)
  after the effective date of this agreement becomes part of the public domain by publication or otherwise, other than by breach of its obligations hereunder by INTELLIgene; or

  (iii)
  was demonstrably in INTELLIgene's possession prior to the effective date of this agreement and was not acquired, directly or indirectly from PTXX; or

  (iv)
  INTELLIgene, after the effective date of this agreement, demonstrably receives from a third party, which did not acquire the INFORMATION directly or indirectly from PTXX, provided that such third party had the unrestricted right to disclose such INFORMATION to INTELLIgene.

  10.2
  INTELLIgene's obligations pursuant to 10.1 above shall likewise apply to and INTELLIgene shall be fully responsible and liable for any breach of such obligations by INTELLIgene's employees, officers and directors as well as INTELLIgene's affiliates, consultants, contractors, subcontractors, servants and agents and the directors, officers and employees of the aforesaid.

  10.3
  Information, which was in INTELLIgene's possession prior to the effective date of this Agreement, remains the confidential property of INTELLIgene and will not be disclosed by

    INTELLIgene or PTXX unless the recipient is under an obligation of confidentiality with respect to the information.

  10.4
  This Article 10 shall be valid for a period of ten (10) years and shall survive any expiration or termination of this Agreement.

11.  New Intellectual Property

  All information, data, design processes, and inventions that may be made, conceived, created, developed, or first reduced to practice during the conduct of the Project Services whether the aforesaid are subject of a patent, copyright, industrial design, trademark and other form of protection or not ("New Intellectual Property") shall be disclosed by INTELLIgene to PTXX, and thereafter will be the sole property of PTXX. INTELLIgene agrees to reasonably assist PTXX or its affiliates, against payment of a reasonable consideration by PTXX for such assistance, in filing and prosecuting of patent applications and other forms of protection particularly by providing PTXX or its affiliates with all necessary signatures and declarations.

12.  Publicity

  Neither party shall originate publicity, news releases, public statements or announcements, whether written or oral, relating to the Project Services without prior written consent of the other party, which consent may not be unreasonably withheld.

13.  Liability

  13.1
  Each Party shall assume and be liable for its own losses, costs, damages, and expenses of any nature whatsoever which it may suffer, sustain, pay or incur, by reason of any matter or thing arising out of, or in any way attributable to the Project Services except where such losses, costs, damages and expenses are the result of negligence or willful breach of any term hereof by the other party or any other negligent act or omission by the other party or those of the other party's servants, agents, contractors, sub-contractors, consultants, affiliates or employees, officers or directors of the aforesaid.

  13.2
  INTELLIgene shall be fully responsible and liable for any and all acts and omissions of its servants, agents, sub-contractors, contractors, consultants and affiliates as if such acts and omissions have been performed by INTELLIgene itself. However, INTELLIgene's total liability shall not exceed the compensation paid by Client to INTELLIgene during the term of this Agreement or twelve (12) month period from date of execution of this Agreement, whichever is less.

  13.3
  INTELLIgene shall, at its own expense and without limiting its liabilities herein, insure Its operations under a contract of Comprehensive or Commercial General liability, with an insurer licensed in Canada, in an amount not less than $1,000,000 per occurrence (annual general aggregate, if any, not less than $2,000,000) insuring against bodily injury, personal injury, and property damage including loss of use thereof. Such insurance shall include blanket contractual liability.

  13.4
  INTELLIgene has no knowledge or awareness of or control over the manner in which PTXX intends to use the Product. Except as otherwise provided for below, INTELLIgene shall not be liable to PTXX for any losses or damages, costs or expenses of any nature incurred or suffered by PTXX or by a third party, arising out of any dispute or other claims or proceedings made by or brought against PTXX in respect with the supply of the Product or the use of or any other dealing with the Product by PTXX or by a third party (including, without limitation, product liability claims), nor shall INTELLIgene be responsible in any way for dealing with any such disputes, claims or proceedings. PTXX shall indemnify, defend and hold harmless, INTELLIgene and its affiliates and their officers, employees and agents from and against all such losses, damages, costs and expenses (including without limitation, reasonable attorney's fees). Notwithstanding the above, INTELLIgene shall be liable for all direct costs and expenses associated with any failed runs to the extent as they are related to any negligent or willful breach of any term hereof by INTELLIgene or any other negligent act or omission of INTELLIgene and INTELLIgene shall be responsible for repeating any failed runs at no additional cost to PTXX. For the propose of this Agreement, a run will be designated as failed ("failed run") if the failure is due to equipment malfunction, operator error or culture contamination unless the contamination is demonstrably shown to have occurred as a result of contaminated PTXX Material. Any other causes of failure resulting in loss in expression levels, yield, purity or activity of the culture or Product shall not be deemed as a failed run and PTXX will have the option to provide INTELLIgene with a written request, to repeat the failed run at PTXX's cost.

14.  Term and Termination

  14.1
  Subject to the right of either party to terminate this Agreement as per Section 14.2 herein, the term of this Agreement shall be for a period of one (1) year commencing on the Effective Date, unless otherwise mutually agreed in writing.

  14.2
  Either Party may terminate this Agreement effective upon written notice if either one of the following event occurs:
  (i)
  The other Party commits a breach of a material provision of this Agreement and the breach is not remedied within thirty days after receipt of notice identifying the breach and requiring its remedy, or

  (ii)
  The other Party (a) becomes unable to pay its debts as they become due, (b) suspends payment of its debts, (c) enters into or becomes subject to corporation rehabilitation or bankruptcy proceedings or liquidation or dissolution, (d) makes an assignment for the benefit of its creditors, or (e) seeks relief under similar laws for debtor's relief.

  14.3
  PTXX may cancel any Work Order at any time provided in such event PTXX shall reimburse INTELLIgene a 6 week cancellation fee of 75% of the total project related to the Project Services outlined in the Work Order, but in no event shall the amount of such reimbursement together with any amounts previously paid to INTELLIgene exceed the total project fee set forth in Part 5A of the Work Order. In addition, PTXX will be responsible for the costs of all "not included" items, listed in Part 5B of the Work Order incurred by INTELLIgene up to the date of cancellation of the Work Order.

  14.4
  PTXX may reduce the scope of Project Services associated with a Work Order provided that an Amendment to the Work Order is executed at least 6 weeks prior to the termination date of the Work Order and provided that in such event PTXX shall reimburse INTELLIgene a penalty fee. The penalty fee will be calculated as 50% of the reduction in project fees associated with a revised scope of services. For instance, if the revised value of Project Services as outlined in the amended Work Order is $150,000.00 as opposed to the original Work Order value of $200,000.00 (project cost reduced by $50,000.00), then INTELLIgene will invoice PTXX a penalty fee of $25,000.00 (50% of $50,000.00). However, in no event shall the amount of such reimbursement together with any amounts previously paid to INTELLIgene exceed the total project fee set forth in Part 5A of the Work Order.

  14.5
  Upon the expiration or termination of this Agreement, at PTXX's written request and instructions, INTELLIgene shall return or dispose all unused biological material as well as material derived from it and shall promptly return all information relating to PTXX Materials and all PTXX Confidential Information including information describing New Intellectual Property if developed by INTELLIgene during performance of this Agreement.

15.  Force Majeure

  Neither party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due hereunder) occasioned by any act of God, fire, act of government or province, war, civil commotion, insurrection, embargo or any other reason beyond the reasonable control of either party.

16.  Independent Contractors

  Each of the parties hereto is an independent contractor and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the parties hereto. Neither panty shall hold itself out to third persons as purporting to act on behalf of, or serving as the agent of the other party except if and as specifically authorized in writing by the other party.

17.  Ownership of Assets and Equipment

  Unless otherwise provided for in the Work Order, all materials, assets,,-and equipment acquired or purchased by INTELLIgene for the conduct of the Project Services shall be the property of INTELLIgene.

18.  Dispute Resolution

  Prior to resort to adversarial proceedings, both parties shall attempt to settle any disputes concerning the interpretation hereof or their performance hereunder in an amicable way.

19.  Waiver

  No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

20.  Entirety

  This Agreement and the attachments hereto constitute the full understanding of the parties and a complete and exclusive statement of the terms of their agreement and no terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless it is hereafter made in writing and signed by both parties.

21.  Notices

  Any notice or communication required or authorized to be given by the either party shall be personally delivered, sent by prepaid registered mail or facsimile transmission (with a copy via overnight mail delivery) to the following:

If to INTELLIgene
Attn:	Dr. Fahar Merchant, President Edmonton Research Park 1938 - 94 St Edmonton, Alberta, Canada T6N 1J3 Fax #: (780) 430-1529
If to PTXX
Attn:	Dr. Richard Honour, President 19211-64th Place NE Kenmore, WA 98028-3380 USA Fax #: (425) 482-0834

INTELLIgene EXPRESSIONS INC.	Phage Therapeutics International, Inc.
/s/ FAHAR MERCHANT Dr. Fahar Merchant President Dated: Friday, September 08, 2000	/s/ RICHARD C. HONOUR Dr. Richard Honour President Dated: Monday, September 11, 2000
Per: Name: Richard C. Honour Title: Director Dated: 09.11.00

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MASTER AGREEMENT